                                                         Exhibit 10.36

LICENSE AGREEMENT

between

ALPHAVAX HUMAN VACCINES, INC.

and

PSMA DEVELOPMENT COMPANY, LLC.

[*] CONFIDENTIAL TREATMENT REQUESTED
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TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS	1

ARTICLE II.	LICENSE GRANT AND DILIGENCE	4

ARTICLE III. CONSIDERATION FOR LICENSE	5

ARTICLE IV. REPORTS AND PAYMENTS	7

ARTICLE V. RECORDS	7

ARTICLE VI. INTELLECTUAL PROPERTY	7

ARTICLE VII. TECHNICAL ASSISTANCE; SUPPLY AGREEMENT	8

ARTICLE VIII. ABATEMENT OF INFRINGEMENT OF AVX PATENTS	10

ARTICLE IX. THIRD PARTY CLAIMS OF INFRINGEMENT BY LICENSED PRODUCTS	11

ARTICLE X. CONFIDENTIALITY	11

ARTICLE XI. INDEMNIFICATION; INSURANCE	11

ARTICLE XII. WARRANTIES AND LIMITATIONS	13

ARTICLE XIII. CONTINGENCY	14

ARTICLE XIV. TERM AND TERMINATION	14

ARTICLE XV. MISCELLANEOUS PROVISIONS	16

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LICENSE AGREEMENT

THIS AGREEMENT (the "Agreement") is effective this 5th day of September, 2001, (hereinafter "Effective Date") by and between AlphaVax Human Vaccines, Inc., a Delaware corporation (herein "AVX"), with its principal place of business at 2 Triangle Drive, Research Triangle Park, North Carolina 27709, and PSMA Development Company, LLC, a Delaware limited liability company formed by Progenics Pharmaceuticals, Inc. and Cytogen Corporation (hereinafter "PDC"), with its principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591.

WHEREAS, AVX possesses certain information and patent rights relating to Venezuelan Equine Encephalitis ("VEE") virus vaccine vectors; and

WHEREAS, PDC possesses certain information and patent rights relating to a certain prostate specific membrane antigen ("PSMA"), and represents that it has the necessary expertise and resources to cause the development and commercialization of the products anticipated herein; and

WHEREAS, PDC desires to obtain a license under certain AVX patent rights and related know-how in order to use the VEE vaccine vector system to express and deliver PSMA for prophylactic or therapeutic vaccine applications.

NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, AVX and PDC, intending to be legally bound, hereby agree as follows.

ARTICLE I. DEFINITIONS

PDC and AVX are occasionally referred to herein individually as a "Party" and collectively as the "Parties".  The terms in this Agreement which appear in upper case letters, other than the names of the parties and article headings, have the meanings given hereinbelow:

1.1
AFFILIATES means any corporation or non-corporate business entity which owns, directly or indirectly, at least fifty percent (50%) of the voting stock of a Party or of which a Party owns, directly or indirectly, at least fifty percent (50%) of the voting stock of the other corporation or, in the case of a non-corporate business entity, at least fifty percent (50%) of the voting equity interest.

1.2	AVX INDEMNITEES means AVX, its parent and subsidiaries, and their officers, directors, employees, successors and permitted assigns.

1.3
AVX PATENTS means the patents and patent applications owned, licensed with the right to sublicense, or controlled by AVX now or at anytime during the term of this Agreement and relating to the AVX VECTOR SYSTEM, including but not limited to the patents and patent applications listed in Exhibit A, as well as any divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, extensions or additions thereto or foreign counterparts thereof, and any patents issuing thereon.

1.4	AVX VECTOR SYSTEM means [*].

1.5
AVX VECTOR SYSTEM KNOW-HOW means [*], whether or not patented or patentable, which are necessary, required and to the extent relating solely to the use of the AVX VECTOR SYSTEM in producing [*] which have been created, developed, produced or generated by AVX, which are owned or controlled by AVX, or which are created, developed, produced, generated, or acquired by AVX during the term of this Agreement, but excluding the AVX PATENTS.

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1.6
BLA means a biologics license application filed with the FDA or any successor agency thereto to obtain marketing authorization in the USA, or the equivalent application in any other country or group of countries or jurisdiction other than the USA to obtain marketing authorization in or for that country or within that group of countries or for that jurisdiction,

1.7	FDA means the United States Food and Drug Administration or an equivalent regulatory agency for countries outside of the United States.

1.8	FIELD means all human prophylactic or therapeutic vaccine applications.

1.9
FIRST COMMERCIAL SALE means, on a country-by-country basis, the first SALE of a LICENSED PRODUCT to an independent third party for use or consumption after receipt of the NDA or BLA approval as required in such country.

1.10
TND means an Investigational New Drug application; i.e. the compilation of clinical and nonclinical data, including all amendments and additions, as described in Title 21, United States Code of Federal Regulations section 312.3 (21 C.F.R. §312.3) or comparable definitions in other countries, by which a party may conduct human studies of therapeutic compounds.

1.11
LICENSED PRODUCT means any prophylactic or therapeutic vaccine process, service, or product incorporating the AVX VECTOR SYSTEM and  [*], the manufacture, use, or sale of which is covered by a VALID CLAIM or incorporates or uses any AVX VECTOR SYSTEM KNOW-HOW in the manufacture of such vaccine process, service or product.

1.12	LICENSED TERRITORY means the world.

1.13	MAJOR MARKET means one (or more, in the plural form) of the following countries: [*].

1.14
NDA means a new drug or product license application filed with the FDA or any successor agency thereto to obtain marketing authorization in the USA, or the equivalent application in any other country or group of countries or jurisdiction other than the USA to obtain marketing authorization in or for that country or within that group of countries or for that jurisdiction.

1.15
NET SALES means the amount billed or invoiced by PDC, its sublicensees, and their respective AFFILIATES to an independent party who is not an AFFILIATE or sublicensee, in bona fide arms' length transactions, less the following deductions:

a.	Trade, quantity and/or cash discounts and allowances actually taken by the customer in such amounts as are normal and customary in the trade;
b.	Sales, use, excise, value-added and other taxes (but no income taxes of any kind) itemized in the invoiced amount;
c.	Custom duties, surcharges and other governmental charges incurred in the exporting or importing of LICENSED PRODUCT, as itemized in the invoiced amount or otherwise officially documented;
d.	Transportation and insurance charges and discounts other than those described above, if separately itemized on the invoice;
e.	Amounts repaid or credited by reason of rejections, recall, destruction or return as evidenced by invoices or itemized disbursements;
f.	Amounts repaid or credited by reason of price rebates and chargebacks pursuant to governmental regulations or pursuant to customer agreements; and
g.
Allowance for bad debt not to exceed [*] of gross receipts, but only provided good-faith, documentable collection efforts have been made, and subject to regular and periodic reconciliation to AVX in the event that the debt or a portion thereof is eventually recovered.

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Transfer of possession and title of a LICENSED PRODUCT by PDC to an AFFILIATE or sublicensee for the sole purpose of resale shall not give rise to a SALE for purposes of this Agreement; however, in this event, the subsequent disposition of a LICENSED PRODUCT by such an AFFILIATE or sublicensee will give rise to a SALE for purposes of this Agreement.  Where a SALE is deemed consummated through a cashless transaction (i.e., a gift, barter, exchange or other cashless disposition for other than a selling price stated in cash) of LICENSED PRODUCTS, the term "NET SALES'' shall mean the average NET SALES amount calculated by PDC with respect to sales of comparable LICENSED PRODUCTS during the three (3) month period immediately preceding such SALE, without further reduction of any kind.

In the case of COMBINATION PRODUCTS (as defined below) for which each agent or ingredient constituting a LICENSED PRODUCT and each of the other active agents or active ingredients not constituting LICENSED PRODUCTS have established market prices when sold separately, NET SALES shall be determined by [*].  Notwithstanding the foregoing, in no event shall the NET SALES value used for calculating the royalty due on a COMBINATION PRODUCT be less than the established market price for a LICENSED PRODUCT contained in the COMBINATION PRODUCT.

When such separate market prices are not established, then the NET SALES basis for calculating royalties will be determined as follows:

(a)
If the number of LICENSED PRODUCTS and the number of other active agents or active ingredients in a COMBINATION PRODUCT are identical, the NET SALES value used as the basis for calculating royalties payable on sales of such COMBINATION PRODUCT vaccine will be [*] of the NET SALES of the COMBINATION PRODUCT.

(b)
if the number of LICENSED PRODUCTS and the number of other active agents or active ingredients in a COMBINATION PRODUCT is not identical, the NET SALES value used as the basis for calculating royalties payable on sales of COMBINATION PRODUCT shall be determined by [*]; however, in no event will the NET SALES value used as the basis for calculating royalties payable on sales of COMBINATION PRODUCT be less than [*] of the NET SALES of the COMBINATION PRODUCT.

In the event that more than one LICENSED PRODUCT is included in the COMBINATION PRODUCT and the royalty payable on each LICENSED PRODUCT pursuant to paragraph 3.4(a) is different, the royalty payable on each LICENSED PRODUCT shall be calculated [*].

For purposes of the foregoing, "COMBINATION PRODUCT" shall mean any product containing both an agent or ingredient which constitutes at least one LICENSED PRODUCT and one or more [*] which do not by themselves constitute LICENSED PRODUCTS, whether such [*] are packaged separately but sold together or are both packaged and sold together.

1.16	PDC INDEMNITEES means PDC, its parent and subsidiaries, and their officers, directors, employees, successors and permitted assigns.

1.17
PDC PATENTS means the patents and patent applications owned, licensed with the right to sublicense, or controlled by PDC now or at anytime during the term of this Agreement and relating to PSMA, including but not limited to the patents and patent applications listed in   Exhibit B.

1.18
PHASE I CLINICAL TRIALS means that portion of the clinical development program which provides for trials of a product on human patients to estimate initial safety and tolerability and to determine pharmacokinetics of a product for the desired claims and indications, as more closely defined by the rules and regulations of the FDA and corresponding rules and regulations of other countries.

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1.19
PHASE II CLINICAL TRIALS means that portion of the clinical development program which provides for continued trials of a product on human patients to identify dose regimens that provide indications of efficacy of a product for the desired claims and indications, as more closely defined by the rules and regulations of the FDA and corresponding rules and regulations of other countries.

1.20
PHASE III CLINICAL TRIALS means that portion of the clinical development program which provides for the continued trials of a product on sufficient numbers of human patients to establish the safety and efficacy of a product for the desired claims and indications, as more closely defined by the rules and regulations of the FDA and corresponding rules and regulations of other countries.

1.21	"PSMA" means, collectively:
(a)	[*]; and

(b)	[*].

1.22
SALE or SOLD shall mean the sale, transfer, barter, exchange, or other disposition of LICENSED PRODUCTS whether by gift or otherwise, but shall not include the use of LICENSED PRODUCTS by PDC, its AFFILIATES, its sublicensees, or any other person authorized by PDC for research purposes.  Neither (a) the provision, either free-of-charge or for no more than the actual cost of the product plus shipping expense without any mark-up or profit margin of any kind, as documented by PDC to AVX, of LICENSED PRODUCTS in a country pursuant to a requirement issued by the appropriate governmental agency in that country or in support of an organized humanitarian effort, for consumption by or administration to persons for humanitarian purposes or compassionate use nor (b) the provision, free-of-charge, of LICENSED PRODUCTS for use in clinical trials shall be deemed a SALE for the purposes of this Agreement.  SALES of LICENSED PRODUCTS shall be deemed consummated upon recordation of such SALE into PDC corporate accounts; or if transferred, bartered, exchanged, or otherwise disposed of without a sale, when such transfer, barter, exchange, gift, or other disposition occurs.

1.23
VALID CLAIM means a pending claim in an application, which application has not been pending for more than [*], or an unexpired claim in an issued or granted patent of AVX PATENTS or PDC PATENTS, which claim shall not have been irrevocably abandoned or held invalid in an unappealed or unappealable decision of a court or other authority of competent jurisdiction.

ARTICLE II.  LICENSE GRANT AND DILIGENCE

2.1
Grant.  AVX hereby grants to PDC an exclusive, worldwide license, with the right to sublicense, under AVX PATENTS and AVX VECTOR SYSTEM KNOW-HOW to conduct internal research and development related solely to LICENSED PRODUCTS in the FIELD, and to make, have made, use, sell, have sold, offer for sale, import, or otherwise dispose of LICENSED PRODUCTS in the FIELD.

2.2
Use of Names.  The terms and conditions of the licenses herein granted constitute Confidential information, as defined in Article X.  PDC shall not use the names of AVX or any AVX AFFILIATES or their officers, employees or directors without prior written approval from an authorized representative of AVX.  AVX shall not use the names of PDC or any PDC AFFILIATES or their officers, employees or directors without prior written approval from an authorized representative of PDC.  Notwithstanding the foregoing, each Party hereto may acknowledge the existence of this Agreement in publications or presentations without the approval of the other Party.

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2.3
Diligence.  PDC (alone or with its AFFILIATES and/or sublicensees) will use reasonable commercial efforts, consistent with [*], to bring LICENSED PRODUCTS to market in the MAJOR MARKET countries.  PDC shall submit a [*] report summarizing the efforts being made to commercialize LICENSED PRODUCTS on a worldwide basis, the first report being due [*] and continuing [*] thereafter.  PDC shall be conclusively deemed to have fulfilled its diligence requirement under this section 2.3 if, within [*] of the FIRST COMMERCIAL SALE in a first MAJOR MARKET country, the FIRST COMMERCIAL SALE shall have occurred in [*] MAJOR MARKET countries.  In the event that PDC does not fulfill this obligation, AVX will, upon PDC's request, agree to extend the deadline for meeting this diligence requirement for a period of [*] from the FIRST COMMERCIAL SALE, for a total of [*] from the FIRST COMMERCIAL SALE; provided, however, that the term of this Agreement pursuant to 14.1(b) is automatically extended in all countries where Section 14.1(b) is applicable until the diligence requirement is satisfied.  In the event sound business reasons or business, pricing, scientific, technical, regulatory or other issues beyond the control of POC prevent PDC's fulfillment of the diligence requirements set forth in this section 2.3, the parties agree to discuss and agree in good faith on appropriate revisions to these diligence requirements, including a reduction in the number of MAJOR MARKET countries that would constitute full diligence, in the event of the inability to commercialize LICENSED PRODUCTS in three or more MAJOR MARKET countries for circumstances beyond the control (as defined hereinabove) of PDC.

ARTICLE III. CONSIDERATION FOR LICENSE

3.1
Milestone Payments.  The schedule of payments to be made by PDC to AVX under this Agreement is determined by the achievement of certain milestones.  The milestones and associated payments, which, except as expressly stated in Articles 3.2-3.4 inclusive, are payable only once regardless of the number of LICENSED PRODUCTS achieving the milestones, are as follows:

(a)	[*] $[*]
(b)	[*] $[*]
(c)	[*] $[*]
(d)	[*] $[*]
(e)	[*] $[*]
(f)	[*] $[*]
(g)	[*] $[*]
(h)	[*] $[*]
(i)	[*] $[*]

3.2
Annual Maintenance Fees.  Commencing on the first anniversary of the Effective Date of this Agreement, PDC shall pay in advance an annual maintenance fee of $[*] until the FIRST COMMERCIAL SALE of a LICENSED PRODUCT in the LICENSED TERRITORY.  The annual maintenance fee shall be prorated on a per diem basis for the year in which the FIRST COMMERCIAL SALE of a LICENSED PRODUCT occurs.

3.3
Milestone Payments for New Indications.  PDC shall make the following payment(s), due and payable upon the first NDA or BLA approval in a Major Market for [*] indications for an approved LICENSED PRODUCT [*], provided each such new or supplemental indication is not within the prostate cancer therapeutic area and provided that each of [*] indications are [*]:

(a)	[*] $[*]

(b)	[*] $[*]

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3.4	Royalties

(a)	Running Royalties. PDC will pay to AVX a royalty of [*] of NET SALES of LICENSED PRODUCTS, paid on a country-by-country basis, with the following exceptions:

(1)	royalties of [*] will be paid for the period specified in section 14.1(b) in countries in which there is no VALID CLAIM of an AVX PATENT at the time of FIRST COMMERCIAL SALE of the LICENSED PRODUCT;

(2)
royalties of [*] will be paid for the period specified in 14.1(b) in countries in which there is not a VALID CLAIM of either an AVX PATENT or a PDC PATENT at the time of FIRST COMMERCIAL SALE of the LICENSED PRODUCT;

(3)
no royalty will be paid in any country in which “generic product” sales represent [*] or more of unit SALES for any calendar year, as documented by mutually acceptable audits of marketplace estimates ("generic product" being defined for the purposes of this Agreement as any product that is [*], and

(4)
in the event PDC is required to pay a royalty to a third party upon the SALE of LICENSED PRODUCTS, [*] of such third party royalties can be offset against royalties payable by PDC to AVX under this section 3.4, up to a maximum of [*] of the royalties otherwise payable to AVX hereunder, provided, however, in the event there are no VALID CLAIMS of a PDC PATENT in a country in which there are one or more VALID CLAIMS of an AVX PATENT at the time of FIRST COMMERCIAL SALE, PDC will pay to AVX a royalty of [*] of NET SALES of LICENSED PRODUCTS in each such country.

(b)	Minimum Royalties.

(i)
Following the first NDA or BLA approval of a LICENSED PRODUCT in a MAJOR MARKET, minimum annual royalty payments will commence the first full calendar year following such approval in a MAJOR MARKET, according to the following schedule:

(1)       [*]                                         $[*]

(2)       [*]                                         $[*]

(ii)
Except as provided below, this minimum royalty obligation will lapse upon expiration of the term of this Agreement specified in section 14.1 and will be prorated on a per diem basis for the final year in which the minimum royalty is in effect.

(iii)	During the terns of this Agreement, the minimum royalty obligation under section 3.4(b)(i)(1) shall (A) lapse in its entirety in the event [*], or (B) be subject to [*].

(iv)	During the term of this Agreement, the minimum royalty obligation under section 3.4(b)(i)(2) shall (A) lapse in its entirety in the event [*], or (B) be subject to [*].

(v)
During the term of this Agreement, the minimum royalty obligation under section 3.4(b) shall be suspended in its entirety in the event AVX does not take action pursuant to sections 8.2 and 8.3 hereof to protect the AVX PATENTS and the infringer has captured twenty five percent (25%) or more of the market on a unit Sales basis.

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(c)
Pricing Strategies.  PDC agrees that it will not utilize a pricing strategy for LICENSED PRODUCTS, whether as a stand-alone product or as a component in a COMBINATION PRODUCT, that is largely designed to minimize its royalty obligation to AVX hereunder, or has the reduction of that royalty obligation as its principal consequence.  In particular, PDC agrees to communicate to AVX its pricing strategy for COMBINATION PRODUCTS prior to its implementation.  In the event AVX believes that PDC is employing a pricing strategy largely designed to minimize or reduce it royalty obligation hereunder, AVX shall so notify PDC in writing setting forth.  the basis for AVX's belief In such an instance, AVX and PDC agree to discuss and agree in good faith such changes to PDC's pricing strategy that will ameliorate AVX's concerns.  If the parties cannot agree on such changes, then the matter shall be submitted for arbitration.

ARTICLE IV. REPORTS AND PAYMENTS

4.1
Reports.  PDC shall provide AVX with [*] written reports of all SALES of LICENSED PRODUCTS by PAC, its AFFILIATES, and its sublicensees.  The report shall be made within [*] of the end of each [*] period, beginning with the [*] in which the FIRST COMMERCIAL SALE occurs.  AVX agrees to keep the information in these reports confidential pursuant to Article X, except as may be necessary to maintain an action against PDC for breach of this Agreement.

4.2
Payments.  Royalty payments for SALES of LICENSED PRODUCTS invoiced during a [*] period shall be remitted with the written report for said [*] period.  Milestone payments are due and payable within [*] of achieving the relevant milestone event. All payments due hereunder shall be made in United States dollars.  If any LICENSED PRODUCTS are SOLD for monies other than United States dollars, [*].

4.3
Interest.  Payments required under this Agreement shall, if overdue, bear interest until payment at a per annum rate [*], on the due date.  The payment of such interest shall not foreclose AVX from exercising any other rights it may have because any payment is late.  All payments due hereunder shall be made payable to AVX at the address and in the manner given in Article XlV.

ARTICLE V. RECORDS

PDC shall keep and maintain, and shall require AFFILIATES and sublicensees to keep and maintain, records of SALES of LICENSED PRODUCTS.  Such records shall be open to inspection, upon prior written notice, at reasonable times by an independent certified public accountant chosen by AVX and acceptable to PDC.  Such inspection shall be made at AVX's expense no more frequently than [*] and during regular business hours.  In the event the inspection reveals an underpayment of royalty by more than [*], PDC shall immediately pay AVX for such underpayment along with interest as specified in section 4.3 from the date such underpayment was first due until paid, and shall reimburse AVX's expenses for the audit, and AVX shall further have the right to make a second inspection during the calendar year immediately following the year in which the underpayment was made.  Underpayments of [*] can be reconciled in the next payment due AVX pursuant to Article IV.  AVX agrees to hold such records confidential, and agrees to cause such independent certified public accountant to hold such records confidential, except as may be necessary to maintain an action against PDC for breach of this Agreement.  The records required by this paragraph shall be maintained and available for inspection for a period of [*] following the [*] period to which they pertain.  This Article shall survive termination of this Agreement.

ARTICLE VI. INTELLECTUAL PROPERTY

6.1	PDC owns all inventions discovered solely by PDC employees during the term of this Agreement.

6.2	AVX owns all inventions discovered solely by AVX employees during the term of this Agreement.

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6.3
PDC owns all inventions discovered jointly by AVX and PDC employees during the term of this Agreement that are specific to PSMA or LICENSED PRODUCTS in the FIELD, subject only in the later instance to a worldwide, paid-up, royalty-free, non-exclusive license, without the right to sublicense, to AVX for uses solely related to non-PSMA applications of the AVX VECTOR SYSTEM, AVX VECTOR SYSTEM KNOW-HOW and/or AVX PATENTS.  PDC shall have the sole right, but not the obligation, to file, prosecute, maintain and defend patent applications and patents covering said inventions.  AVX shall cooperate and shall cause AVX inventors to cooperate with PDC in connection with all such actions relating to said patent applications and patents.

6.4
AVX owns all inventions not covered by Section 6.3 above discovered jointly by AVX and PDC employees during the term of this Agreement that are specific to the AVX VECTOR SYSTEM, and such inventions shall be included in AVX VECTOR SYSTEM KNOW-HOW and/or AVX PATENTS licensed to PDC hereunder.  AVX shall have the sole right, but not the obligation, to file, prosecute, maintain and defend patent applications and patents covering said inventions.  PDC shall cooperate and shall cause PDC inventors to cooperate with AVX in connection with all such actions relating to said patent applications and patents.

6.5	PDC shall own all inventions discovered jointly by AVX and PDC employees during the term of this Agreement that are not covered in sections 6.3 and 6.4.

ARTICLE VII. TECHNICAL ASSISTANCE; SUPPLY AGREEMENT

7.1	Technical Assistance from AVX.

(a)
During the term of this Agreement, AVX will provide reasonable technical assistance to PDC based upon the needs of PDC's preclinical immunogenicity and for other non-GLP studies relating to this Agreement.  Such assistance shall include provision by AVX of [*].

(b)
During the term of this Agreement, AVX will disclose to PDC all methods, techniques and other information currently known or developed that is used or would be useful in connection with AVX VECTOR SYSTEM and AVX VECTOR SYSTEM KNOW-HOW to enable PDC to exercise the rights granted it hereunder, and shall consult with PDC as reasonably requested by PDC with respect to the practice and application of such methods, techniques and information.  PDC agrees that any such disclosures made by AVX to PDC shall be treated as Confidential Information pursuant to Article X hereunder.

7.2
Supply Agreement with [*].  PDC may enter into a contract supply agreement with [*], a manufacturing partner of AVX.  Certain [*] manufacturing facilities have been equipped and validated by AVX for Good Manufacturing Practices ("GMP") - compliant production and supply of GMP trial material for GLP-toxicology studies, and for human PHASE I, PHASE II AND PHASE III CLINICAL TRIALS of products containing AVX VECTOR SYSTEM and/or commercial product based on AVX VECTOR SYSTEM.  The terms of a production and supply contract between PDC and [*] shall be negotiated solely by PDC and [*], provided however, that the specifications for GMP clinical supply materials for LICENSED PRODUCTS shall be established with the agreement of AVX.  PDC, AVX and [*] will jointly coordinate scheduling and manufacture of clinical trial materials for LICENSED PRODUCTS at the [*] facility to avoid conflicts in supply needs between AVX and PDC, and such coordination will recognize the need for fair, reasonable and equitable treatment for both parties.  AVX, in consultation and agreement with [*] and PDC, will be responsible for technology transfer and process development.  In no event shall AVX be liable for the actions or omissions of PDC or [*] for their default on obligations under any agreement or arrangement PDC may enter into with [*].

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7.3	Regulatory Assistance from AVX.

(a)
During the term of this Agreement, upon the request of PDC, AVX will provide reasonable regulatory assistance to PDC based upon the needs of PDC's development program(s) for the LICENSED PRODUCTS under this Agreement.  Such assistance shall include access by PDC to information of AVX relating to the AVX VECTOR SYSTEM which is relevant to regulatory interactions with FDA and/or other regulatory authorities of competent jurisdiction with respect to LICENSED PRODUCTS and the right to cross reference relevant portions of AVX regulatory filings in PDC's applicable regulatory filings.  AVX will execute or cause to be executed all documents necessary to effectuate the rights granted PDC under this section 7.3(a).

(b)
Except as provided in section 7.3 (c) below, PDC will be responsible for coordination of regulatory interactions with FDA and/or other relevant regulatory agencies with respect to LICENSED PRODUCTS, but PDC will [*] as they relate specifically to the AVX VECTOR SYSTEM, and AVX [*] which include specific discussion of the AVX VECTOR SYSTEM.  [*].

(c)
In the event that a LICENSED PRODUCT is the first product containing the AVX VECTOR SYSTEM for which an IND is filed with the USFDA, PDC agrees that during the period of filing the IND with the US FDA and the Phase I clinical trials PDC will coordinate with AVX said regulatory interactions, and that [*].  In the event [*], then [*] shall have the final decision with respect to [*] and [*] shall have the final decision with respect to [*].

(d)	[*].

7.4	Reimbursement.

(a)	Par assistance provided by AVX pursuant to section 7.1, PDC will reimburse AVX at the rate of [*].

(b)
PDC will reimburse AVX for assistance provided by AVX pursuant to section 7.2 or 7.3(a), however, no such reimbursement will be due from PDC until such assistance exceeds, on an annual basis, [*].  Above this value, AVX will be compensated for all reasonable out-of-pocket expenses and at a rate of [*].  For any portion of AVX's participation in regulatory proceedings that can be attributed solely to AVX's presence as referenced in sections 7.3(b) and 7.3(c), the costs and expenses of AVX's participation shall be borne solely by AVX.

7.5
Third Party Manufacturers.  PDC may manufacture LICENSED PRODUCTS itself or sublicense manufacturing rights for LICENSED PRODUCTS to third parties other than [*].  If such a case arises, AVX will provide, at PDC's request, technical support to facilitate technology transfer and scale-up of manufacturing; provided, however, that such third parties enter into a confidentiality agreement with AVX regarding AVX proprietary information that is no less stringent than the Nondisclosure Agreement referenced in Article X.  PDC will reimburse AVX for all requisite out-of-pocket expenses and at a rate of [*] for any such support provided to third party manufacturers.

7.6
Limitations on Use.  PDC agrees that no use will be made of AVX material or data provided to PDC pursuant to paragraphs 7.1 or [*] GMP material provided to PDC pursuant to paragraph 7.2 that AVX and PDC, exercising reasoned business judgment and with reference to the specifications for GMP material agreed upon pursuant to Section 7.2 (the "GMP Specifications"), agree do not meet such GMP Specifications, including but not limited to the use of such material in a physician-based IND or clinical trial.  To the extent that data from the production of AVX material or [*] GMP material that is deemed to have failed to meet the GMP Specifications may be required to be referenced or included in regulatory submissions, AVX agrees to make such data available upon the written request of PDC.  PDC agrees to not use any AVX material or any [*] GMP material that is deemed to have failed to meet the GMP Specifications in any human clinical trial, nor shall it use data derived from such materials without the express written consent of AVX.

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ARTICLE VIII. ABATEMENT OF INFRINGEMENT OF AVX PATENTS

8.1
PDC shall promptly inform AVX of any suspected infringement by any third party of AVX PATENTS in the FIELD for any indication addressed by LICENSED PRODUCTS.  Within [*] of receiving such notice, the Parties shall confer, in person or by conference telephone call, to determine a strategy for resolving the suspected infringement, pursuant to sections 8.2 to 8.2 below.

8.2
If AVX and PDC agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, and any recovery or settlement shall be shared equally.  AVX and PDC shall agree upon the manner in which they shall exercise control over such action.

8.3
In the absence of agreement to institute a suit jointly, AVX shall have the first option to commence an action to prosecute an infringement claim.  AVX shall have control of such action and shall have the right to settle or compromise the same, and PDC agrees that it will fully cooperate in every reasonable way with the prosecution of such action, at AVX's sole expense.  If PDC is a legally indispensable party to any such action, AVX may bring the action in the name of PDC and may cause it to be joined as a party in such action at AVX's expense, and any further expenses and costs incurred by PDC as a result of being so joined will be paid by AVX.  AVX shall bear the entire cost of such litigation, and shall be entitled to retain the entire amount of any recovery or settlement.

8.4
In the absence of agreement to institute a suit jointly and if AVX notifies PDC that it has decided not to join in or institute a suit, as provided in section 8.2 and 8.3 above, PDC may elect to commence an action to prosecute an infringement claim, and PDC shall have control of such action and shall have the right to settle or compromise the same, and AVX agrees that it shall fully cooperate in every reasonable way with the prosecution of such action, at PDC's sole expense.  If AVX is a legally indispensable party to any such action, PDC may bring the action in the name of AVX and may cause it to be joined as a party in such action at PDC's expense, and any further expenses and costs incurred by AVX as a result of being so joined will be paid by PDC.  Recoveries of reimbursements from any such action initiated by PDC shall first be applied to reimburse PDC for reasonable expenses, costs and fees in connection with the action.  Any recoveries or settlement received, to the extent they constitute compensatory damages or damages based on a loss of revenues, shall be paid to PDC, and PDC shall pay to AVX an amount representing the royalty which would have been paid by PDC on such amount in accordance with the provisions of Article 3.4 had such amount been accrued by PDC as SALES.  Any recoveries or settlement received, to the extent they constitute compensatory damages or damages based on reasonable royalties on the infringer's sales, shall be paid to PDC, and PDC shall pay to AVX thirty percent (30%) of the reasonable royalties paid to PDC.  No settlement, compromise or other disposition of any action taken by PDC pursuant to this Article which concerns the validity of any AVX PATENTS shall be entered into without AVX's prior written consent, which consent shall not be unreasonably withheld.

8.5
In the event that PDC or AVX commences an action against an alleged infringer of AVX PATENTS pursuant to section 8.3 or 8.4 hereinabove, the Party commencing such action shall keep the other Party informed of the existence and progress of such action.  Should either AVX or PDC commence a suit under the provisions of this Article and thereafter elect to abandon such suit, the abandoning Party shall give timely notice to the other Party who may, if it so desires, continue prosecution of such suit, provided that the sharing of expenses and any recovery in such suit shall be as agreed upon between AVX and PDC.  If the Parties do not, through good faith negotiations, come to agreement on these issues, they shall submit the dispute to arbitration under the provisions of section 15.10.

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ARTICLE IX. THIRD PARTY CLAIMS OF INFRINGEMENT BY LICENSED PRODUCTS

9.1
If notice of a claim of infringement is received by PDC based on the manufacture, use, sale, offer for sale, or importation of a LICENSED PRODUCT by PDC, PDC shall have full control of the resolution of such claim, threat or suit.  PDC shall promptly notify AVX in writing of any such notice received by PDC.  Such control shall include negotiation with the third party, selection and supervision of counsel, filing of lawsuits or other proceeding, and settlement of the claim, threat or suit.  All reasonable costs and expenses, including attorney's fees, incurred in the course of resolving such claim, threat or suit shall be the responsibility of PDC.  AVX shall cooperate fully with PDC in the defense and resolution of any such claim or suit, but is not obligated to join in the prosecution of such action, unless it is deemed a necessary party to such action.  PDC shall reimburse AVX its reasonable costs and expenses in providing assistance to PDC in the defense and resolution of any such claim or suit.  No settlement, compromise or other negotiated disposition of any action taken by PDC pursuant to this Article which concerns the validity of any AVX PATENTS shall be entered into without AVX's prior written consent, which consent shall not be unreasonably withheld.

9.2
In the event that resolution of a claim or suit of the type described in section 9.1 that is based on a claim related solely to the AVX VECTOR SYSTEM incorporated in a LICENSED PRODUCT results in the payment of any royalties or other compensation by PDC to a third party (other than PDC or any of its AFFILIATES), PDC will be allowed to deduct the amount of such payment from any future payments due AVX by PDC pursuant to this Agreement until such payments are fully credited, but in no case shall the reduction be more than [*] of the amount otherwise owed in any one payment period.

ARTICLE X. CONFIDENTIALITY

The Parties hereto have previously entered into a Reciprocal Nondisclosure Agreement dated [*] ("Nondisclosure Agreement").  The Parties hereby agree that all terms and conditions of the Nondisclosure Agreement are incorporated herein, and the Term of the Nondisclosure Agreement is hereby amended to be the longer of the term of this Agreement as stipulated in section 14.1 or five (5) years from the last disclosure of Confidential Information, as defined in the Nondisclosure Agreement.

ARTICLE XI. INDEMNIFICATION; INSURANCE

11.1
PDC agrees to indemnify AVX INDEMNITEES and hold AVX INDEMNITEES harmless against all liabilities, claims, demands, damages, expenses, or losses (the "Liabilities") arising or alleged to arise (i) from the testing, manufacture, labeling, use, sale, offer for sale, importation, or other disposition of a LICENSED PRODUCT or the practice of AVX PATENTS or AVX VECTOR SYSTEM KNOW-HOW by PDC or an AFFILIATE of PDC, (ii) from the use of a LICENSED PRODUCT purchased, or otherwise acquired from PDC or an AFFILIATE of PDC, or (iii) from a third party's manufacture of a LICENSED PRODUCT at the request of PDC or an AFFILIATE of PDC, except for liabilities, demands, damages, expenses, or losses caused solely by the gross negligence or intentional acts of AVX INDEMNITEES.

11.2
PDC shall require all sublicensees to directly indemnify AVX INDEMNITEES and hold AVX INDEMNITEES harmless against all Liabilities arising or alleged to arise (i) from the testing, manufacture, labeling, use, sale, have sold, offer for sale, importation, or other disposition of a LICENSED PRODUCT or the practice of AVX PATENTS by sublicensees, (ii) from the use of a LICENSED PRODUCT purchased, or otherwise acquired from sublicensees, or (iii) from a third party's manufacture of a LICENSED PRODUCT at the request of sublicensees, except for liabilities, demands, damages, expenses, or losses caused solely by the gross negligence or intentional acts of AVX INDEMNITEES.

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11.3
AVX agrees to indemnify PDC INDEMNITEES and hold PDC INDEMNITEES harmless against all Liabilities arising or alleged to arise (i) from the negligence or willful misconduct of AVX or an AVX AFFILIATE in the performance of their obligations under this Agreement, (ii) from the breach of any representation, warranty or covenant of AVX under this Agreement, or (iii) from the inappropriate use by AVX of the confidential information of PDC, except for liabilities, demands, damages, expenses, or losses caused solely by the gross negligence or intentional acts of PDC INDEMNITEES.

11.4
No Consequential Damages.  In no event shall either party be liable for special, incidental, or consequential damages arising out of this Agreement or the exercise of its rights hereunder, including without limitation lost profits arising from or relating to any breach of this Agreement, regardless of any notice of such damages.  Nothing in this section 11.4 is intended to limit or restrict the indemnification rights or obligations of either party under sections 11.1, 11.2, or 11.3 above.

11.5	Insurance.

(a)
Without limiting PDC’s indemnity obligations under section 11.1, PDC shall obtain and maintain, prior to [*], at its cost and expense from a qualified insurance company licensed to do business in New York and having [*], and for [*] after NET SALES have ceased, a liability insurance policy in form and substance acceptable to AVX which:

(i)	insures AVX INDEMNITEES for all claims, damages, and actions mentioned in Article 11.1 of this Agreement, and naming the AVX INDEMNITEES as an additional named insured;

(ii)	includes a contractual endorsement providing coverage for all liability which may be incurred by AVX INDEMNITEES in connection with this Agreement;

(iii)	requires the insurance carrier to provide AVX with no less than [*] written notice of any change in the terms or coverage of the policy or its cancellation; and

(iv)
provides product liability coverage in an aggregate amount no less than (A) $[*] through Phase II clinical trials, (B) $[*] commencing with Phase III clinical trials, and (C) $[*] commencing with commercial sales of the LICENSED PRODUCT, plus no less than $[*] in the aggregate for comprehensive general liability insurance.

(b)
Without limiting AVX's indemnity obligations under section 11.3, AVX shall maintain product liability insurance at commercially reasonable levels, which coverage in the event of a Liability indemnifiable under section 11.1 shall be secondary to the insurance obtained by PDC under Article 11.5(a),

11.6
Notice of Claims.  The party seeking to claim indemnification (the "Indemnitee") shall promptly notify the other party (the Indemnitor") in writing of all claims that may be subject to the provisions of Section 11.1, 11.2 or 11.3.  The Indemnitor shall have the right to assume the defense of such claim at its cost and expense.  The Indemnitee shall have the right to retain its own counsel at its cost and expense.  The obligations of the Indemnitor under this Agreement shall not apply to amounts paid in settlement of any claim subject to indemnification if such settlement is effected without the consent of the applicable Indemnitor.  The failure of the Indemnitee to deliver written notice to the Indemnitor within a reasonable period of time after Indemnitee has actual knowledge of a claim subject to indemnification shall relieve the Indemnitor of any obligation to Indemnitee under Sections 11.1, 11.2 and 11.3.  The Indemnitee, its officers, employees and agents shall reasonably cooperate with the Indemnitor and its legal counsel in the investigation, and defense of any claim subject to indemnification.

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11.7	The provisions of this article shall survive termination of this Agreement.

ARTICLE XII. WARRANTIES AND LIMITATIONS

12.1	AVX and PDC each represents and warrants that it has the right to enter into this Agreement.

12.2	AVX warrants that it has the right to convey to PDC the rights granted under this Agreement and will use best efforts to maintain its right to convey.

12.3
AVX represents that it has the right and authority to grant the license set forth in Article II, there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement, and AVX will not enter into any future agreements that would interfere in any manner with PDC's exclusive use of the rights granted it hereunder.

12.4	AVX makes no representation or warranty that filed patent applications will result in issued patents.

12.5	AVX makes no representations or warranties concerning the validity or scope of any AVX PATENTS.

12.6
Other than as set forth in Section 12.10, AVX does not warrant that any LICENSED PRODUCT made, used, sold, offered for sale, imported, leased or otherwise disposed of under the license of this Agreement is or will be free from infringement of patents of third persons.

12.7
AVX represents that other than AVX PATENTS, there are no patents or patent applications owned or controlled by AVX that are required for PDC to exercise the rights granted hereunder with respect to AVX VECTOR SYSTEM and AVX VECTOR SYSTEM KNOW-HOW.  Nothing herein shall be construed to grant PDC rights under any applications or patents other than AVX PATENTS.

12.8
AVX does not make any representations, extend any warranties of any kind, expressed or implied, or assume any responsibility whatever concerning the testing, manufacture, labeling, use, sale, offer for sale, importation, lease or other disposition by PDC, its AFFILIATES, sublicensees, vendees or transferees of LICENSED PRODUCTS.

12.9
AVX further represents and warrants and covenants to PDC, as of the expiration of the CONTINGENCY PERIOD, as defined in Section 13.1 below, that AVX has no knowledge of (a) any existing or threatened actions, suits or claims against AVX with respect to the AVX PATENTS, AVX VECTOR SYSTEM, or AVX VECTOR SYSTEM KNOW-HOW that would interfere in any manner with PDC's exclusive use of the rights granted it hereunder, or (b) any issued, unexpired patent that is owned or controlled by a third party and is not licensed to AVX or an Affiliate of AVX, that has not been invalidated in a final unappealed or unappealable judgment by a court of competent jurisdiction, which patent would be infringed by PDC's exercise of the rights granted it hereunder unless AVX or PDC obtain a license under such patent in order to develop and commercialize the LICENSED PRODUCTS under this Agreement.

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ARTICLE XIII. CONTINGENCY

13.1
The parties have agreed to establish a contingency period to allow an appropriate time for AVX to pursue a resolution with respect to a contingency issue.  The contingency period will commence [*] and expire, unless extended pursuant to Sections 13.2(a), 13.2(b), 13.2(c) or 13.3(d), [*] (the "CONTINGENCY PERIOD").  AVX and PDC have agreed that Article XII shall not be in force or effect until the expiration of the CONTINGENCY PERIOD, provided, however that prior to the expiration of the CONTINGENCY PERIOD AVX has provided written notice to PDC that resolution of the contingency issue [*] acceptable to AVX has been reached and the parties meet and mutually agree that such resolution is acceptable for the purposes of this Agreement.  Such written notice from AVX shall provide sufficient relevant details to enable PDC to assess the acceptability of the resolution of the contingency issue for the purposes of this Agreement.  PDC agrees that the inability of AVX to obtain such a resolution of the contingency issue shall not be construed as a breach of this Agreement.

13.2
In the event that, despite the good faith efforts of AVX, it appears that written notice pursuant to Section 13.1 will not be received by PDC on or before expiration of the CONTINGENCY PERIOD, then the parties agree to confer beginning no less than [*] in advance of the expiration of the CONTINGENCY PERIOD and mutually agree prior to the expiration of the CONTINGENCY PERIOD on one of the following courses of action:

(a)	extension of the CONTINGENCY PERIOD for not more than [*] during which time AVX will individually continue its efforts to obtain the resolution of [*];

(b)	extension of the CONTINGENCY PERIOD for a period of [*], or such other period mutually agreed upon by the parties, during which time PDC and AVX will [*] in order to obtain the resolution of [*];

(c)
extension of the CONTINGENCY PERIOD for a period of [*], or such other period mutually agreed upon by the parties, during which time [*], in order to obtain a resolution of [*], while at all times keeping AVX advised of the status of such discussions;

(d)	extension of the CONTINGENCY PERIOD for a period of [*] during which time AVX and PDC will negotiate in good faith an amendment of Section 12.10 mutually acceptable to AVX and PDC; or

(e)	termination of this Agreement, effective as of the expiration of the CONTINGENCY PERIOD, or expiration of any extension pursuant to sections 13.2(b), 13.2 (c) or 13.2(d), as applicable.

13.3
In the event that the parties cannot mutually agree on a course of action as stipulated in Section 13.2, this Agreement shall automatically terminate [*] and any annual maintenance fee provided for under Section 3.2 hereof shall not be due and payable.

ARTICLE XIV. TERM AND TERMINATION

14.1
Term.  Except as expressly provided in Article 13.3 hereto, the term of this Agreement shall begin on the Effective Date and shall continue until the later of (a) the last of all AVX PATENTS has expired or been invalidated in an unappealed decision by a court having final jurisdiction or (b) seven (7) years after the FIRST COMMERCIAL SALE of a LICENSED PRODUCT.  Following the expiration of this Agreement on a LICENSED PRODUCT-by-LICENSED PRODUCT and country-by-country basis, PDC's license hereunder shall be fully paid-up and perpetual.

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14.2	Termination by AVX. AVX shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events:

(a)	a material breach or material default of this Agreement by PDC, including a material breach or material default for unpaid amounts due AVX pursuant to Article III; or

(b)	failure by PDC, its AFFILIATES or sublicensees to commercialize LICENSED PRODUCT in accordance with Article 2.3 above; or

(c)	insolvency of PDC; or

(d)	failure of PDC to notify AVX of intent to file bankruptcy as set forth in Article 14.3 below; or

(e)	the institution of any proceeding by or against PDC under any bankruptcy, insolvency, or moratorium law; or

(f)	any assignment by PDC of substantially all of its assets for benefit of creditors; or

(g)	placement of PDC's assets in the hands of a trustee or receiver unless the receivership or trust is dismissed within [*] thereafter.

14.3
Termination by PDC.  PDC may terminate this Agreement (a) upon the occurrence of a material breach or material default of this Agreement by AVX and such material breach or material default shall continue for [*] after notice of such breach was provided to AVX by PDC, such termination being effective at the end of such [*] period, or (b) for cause or convenience upon [*] notice to AVX.

14.4
Notice of Bankruptcy..  Either party shall provide the other party at least [*] prior notice of its intention to file a voluntary petition in bankruptcy or shall provide the other party within [*] of its receipt of a notice of a third party filing an involuntary petition in bankruptcy against such party.  A party's filing without conforming to this requirement shall be deemed a material, pre-petition incurable breach.

14.5
Certain Bankruptcy Matters.  In the event a party (the "grantor") rejects this Agreement pursuant to Section 365 of the U.S. Bankruptcy Code, all rights and licenses granted under or pursuant to this Agreement by the grantor to the other party (the "grantee") are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code.  The parties agree that the grantee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against the grantor under the U.S. Bankruptcy Code, the grantee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefor by the grantee.  Such intellectual property and all embodiments thereof shall be promptly delivered to the grantee (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the grantee, unless the grantor elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the grantor, as the case may be, upon written request therefor by the grantee.  The grantor shall not interfere with the rights of the grantee as provided in this Agreement, or any agreement supplementary hereto, to such intellectual property (including all such embodiments thereof), including any right of the grantee to obtain such intellectual property (or such embodiment) from any other entity.

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14.6
Exercise.  AVX may exercise its right of termination by giving PDC, its trustees or receivers or assigns, [*] prior written notice of the occurrence of an event giving cause for termination under sections 14.2(a) or (b) and of AVX's election to terminate.  Upon expiration of such period, this Agreement shall automatically terminate unless PDC has cured the breach.  Such notice and termination shall not prejudice AVX's right to receive royalties or other sums due hereunder and shall not prejudice any cause of action or claim of AVX accrued or to accrue on account of any breach or default by PDC.  This Agreement shall automatically terminate upon the occurrence of an event of default described in sections 14.2 (c), (d), (e), (f), or (g).

14.7	Effect.

(a)
Upon termination of this Agreement for any reason, including the end of term as specified above, all rights and obligations under this Agreement shall terminate, except those that have accrued prior to termination (e.g., the obligation to report and pay royalty on sales made under this Agreement) and except as specified in this Agreement (see Articles V, X, XI and XI).

(b)
Upon termination of this Agreement for any reason, PDC shall return, or at AVX's direction destroy, all plans, notes, writings and other documents, samples including AVX VECTOR SYSTEM, and other materials pertaining to AVX PATENTS and AVX VECTOR SYSTEM KNOW-HOW, retaining only one copy in its outside legal counsel's office for the sole purpose of compliance with surviving terms of this Agreement or defense against any legal actions related to this Agreement.

(c)
Upon termination of this Agreement pursuant to sections 13.2, 13.3, or 14.2, PDC shall provide AVX with full and complete copies of the portions of all regulatory filings made by PDC involving LICENSED PRODUCTS which relate to the AVX VECTOR SYSTEM, for use by AVX in its own regulatory filings involving AVX VECTOR SYSTEM.

14.8
Sublicenses.  Upon termination of this Agreement for any reason, any third-party licensee of PDC which has not breached in any material respect its sublicense shall be entitled to receive a license directly from AVX granting rights substantially the same as those granted in such sublicense and containing obligations as a licensee similar to those set forth in this Agreement; provided, however, that (a) each such sublicensee shall expressly agree in writing to be bound by the terms and conditions of such direct license, and (b) the obligations of AVX under any such direct license shall be no greater than the obligations of AVX hereunder.

ARTICLE XV. MISCELLANEOUS PROVISIONS

15.1
PDC shall have the sole obligation to ensure that any LICENSED PRODUCT that PDC, its AFFILIATES or sublicensees, makes, uses, sells, has sold, offers to sell), imports, leases, or otherwise disposes of is not defective and that any LICENSED PRODUCT satisfies all applicable government regulations.

15.2
This Agreement shall be binding upon and be to the benefit of the Parties hereto and their heirs, successors and permitted assignees.  Either Party may assign this Agreement, in whole or in part, without the written consent of the other, to an AFFILIATE or to a successor in ownership of all or substantially all of its business assets in the FIELD to which this Agreement relates, Such Party shall promptly notify the other Party of such assignment of this Agreement

15.3
Failure to Enforce.  The failure of AVX at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or as a waiver of the right of AVX thereafter to enforce each and every such provision.

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15.4
This Agreement shall be governed by the laws of the State of Delaware except for the interpretation of patent laws, which shall be interpreted in accordance with the patent laws of each country in which a patent has been granted or patent application has been filed.

15.5	For purposes of mailings of notices, payments, or other communications, the addresses of the Parties are given below. A Party may change its address by giving written notice to the other Party.

In the case of AVX:	In the case of PDC:
2 Triangle Drive P.O. Box [*] Research Triangle Park, NC 27709-0307 Attention: Peter F. Young, President and Chief Executive Officer Facsimile: [*]	777 Old Saw Mill River Road Tarrytown, N.Y. 10591 Attention: Ronald J. Prentki, President Facsimile: [*]

Any notice or request required or permitted to be given in connection with this Agreement shall be deemed to have been sufficiently given if sent by pre-paid registered or certified mail, or facsimile to the intended recipient at its address set forth in this section 15.5 or to such other business address as may have been furnished in writing by the intended recipient to the sender.  The date of the third business day of the recipient Party following such mailing and the date of the first business day of the recipient Party following such facsimile transmission shall be deemed to be the date on which such notice has been given.

15.6
No term or provision of this Agreement shall be waived and no breach excused unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented.  No waiver of a breach shall be deemed to be a waiver of a different or subsequent breach.

15.7	This Agreement may not be modified, changed or terminated orally. No change, modification, addition or amendment shall be valid unless in writing and signed by the Parties hereto.

15.8	In the event any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

15.9
This Agreement and the Non-Disclosure Agreement dated [*] constitute and contain the entire agreements of the Parties respecting their subject matter and supersede any and all prior negotiations, correspondence, understandings, and agreements, whether written or oral, between the Parties respecting their subject matter.

15.10
(a) Except as provided in paragraph (b) below, the Parties agree to attempt to resolve through mediation for a period of [*] any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement.  If such dispute or controversy is not resolved through mediation, then the Parties agree that any such dispute or controversy shall be settled by arbitration to be held in [*] and based on Delaware law in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration.  Judgment may be entered on the arbitrator's decision in any court having jurisdiction.  Each Party shall pay its own respective attorneys' fees and one-half of the costs and expenses of such arbitration (provided, however, that if the arbitrator finds that the arbitration action was brought or defended other than in good faith and with a reasonable basis in fact, the non prevailing Party shall pay all such costs and expenses of arbitration and the other Party's attorneys' fees and expenses).

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A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen and in no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

This arbitration clause constitutes a waiver of each Party's right to a jury trial and relates to the resolution of all disputes relating to all aspects of the relationship between the Parties (except as provided in paragraph (b) below).

(b)
The Parties agree that it would be impossible or inadequate to measure and calculate either Party's damages from any breach of this Agreement.  Accordingly, the Parties agree that if either Party breaches any provisions of this Agreement, the non-breaching Party will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to obtain specific performance of any such provision of this Agreement.  The Parties further agree that no bond or other security shall be required in obtaining such equitable relief and the Parties hereby consent to the issuance of such injunction and to the ordering of specific performance.

(c)
The Parties understand that each Party's promise to resolve claims by arbitration in accordance with the provisions of this Agreement, rather than through the courts, is consideration for the other Party's like promise.

IN WITNESS of this Agreement, AVX and PDC have caused this Agreement to be executed by their duly authorized officers on the dates indicated.

ALPRAVAX HUMAN VACCINES, INC. By: _____________________________ Peter F. Young President and Chief Executive Officer	PSMA DEVELOPMENT COMPANY, LLC By: ______________________________ Ronald J. Prentki President

Date:____________________________	Date:_____________________________

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EXHIBIT A

AVX Patents

[*]

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A-1

EXHIBIT B

PDC Patents

[*]

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B-1